DISTRIBUTOR'S AGREEMENT

This Agreement is entered into between G Medical Innovations, Ltd. (hereinafter "Manufacturer") located at 1500 Lakeside Drive, Suite 115, Bannockburn, IL 60015, and All County Healthcare, Inc. (hereinafter "Distributor"), located at 4850 N. State Road 7, Bldg. G Suite 103, Lauderdale Lakes, FL 33319

Distributor will market manufactured product Prizma G2 on its own website, www.allcountyhealthcare.com.. Distributor will also market the Medical Smartphone Case, accessories and any other products the manufacturer would like it to sell through its website. The Distributor's website will include a virtual store that links to the Manufacturers' E-Commerce site which shall code and credit any and all sales obtained via said link to the Distributor.

Distributor will concentrate its efforts on two markets described as: uninsured and millennials.

A) Uninsured market -

(1) Clients will place a deposit of $199.00 and sign a three year agreement for a wellness program at a cost of $99.00 per month which includes 24/7 monitoring and the ability to access the providers call station and speak with a physician if necessary. Upon completion of the three-year agreement the $199.00 deposit will be credited to the Client. If for any reason the client cancels the agreement the $199.00 deposit will be forfeited.

(2) The monthly fee will be divided as follows: $74.00 to the Manufacturer and $25.00 to the Distributor. If the Client fails to complete his commitment the $199.00 deposit will be forfeited. The Distributor will receive $25.00 of the forfeited deposit and the Manufacturer the balance.

(3) If for any reason the Client does not wish to sign the three-year agreement, a two-year and a one-year agreement will be offered. Two-year contract: Client will pay $108.00 monthly of which the Manufacturer will receive $84.00 and the Distributor $25.00. One-year

contract: Client will pay $116.00 monthly of which the Manufacturer will receive $91.00 and the Distributor $25.00.

B. Millennial market:

(1) The Client will purchase the Prizma G2 for $229.00. The difference between $229.00 and $149.00 is $80.00 of which the Manufacturer will receive $45.00 and the Distributor $35.00.

(2) The Client will also pay a fee of $10.00 per month to access the Prizma Smartphone App, of which $5.00 will go to the Manufacturer and $5.00 to the Distributor.

C. Payment:

The Manufacturer will pay the Distributor every fifteen days all of the monies received through Distributor's efforts per the agreement.

D. Terms:

This agreement will continue in perpetuity. . Distributor will continue to receive any and all fees under aforementioned formulas on sales credited to Distributor and will continue to do so as long as the Client continues as a customer of Manufacturer, regardless if this agreement is in effect, unless subsequently amended by both parties, including if Distributor no longer actively represents Manufacturer. For the avoidance of any doubt, Distributor will be continue to receive fees under the above schedule for any customer that originates a contract with Manufacturer via Distributor, and subsequently agrees to an upgrade or renewal contract with Manufacturer, regardless if upgrade or renewal is initiated by Distributor. If for any reason the Manufacturer's management changes or undergoes any change of control event, the terms of the agreement will continue to be enforced under the terms described above.

For G Medical Innovations, Inc.

Signed: ______________________

Name: YACOV GEVA

Title: PRESIDENT & CEO

Date: 26/4/20

For All County Healthcare, Inc.

Signed: ______________________

Name: Louis A. Biasi

Title: Vice President

Date: 4/26/20

<u>Exhibit I</u>

Estimated Sales (in USD) from the Distributor

<u>Millennial Market:</u>

Target Population of U.S. Smart Phone users age 20-39: 83.8 Million
Price of Device: $229.00 Monthly App Fee: $10.00*
*(Estimate average app subscription of 6 months per sub)

Subs Added and Revenue

Year 1: .01% of total Market = 8,380 subs, Revenue= $2,421,820
Year 2: 60% growth= 13,408 subs, Revenue= $3,874,912
Year 3: 40% growth= 18,771 subs, Revenue= $5,424,877

<u>Uninsured Market:</u>

Uninsured Population: 27,500,000
Price of Device and monitoring with 1 Year Contract= $116/ month + 30% y/y retention of patient monitoring at $99/ month.

Subs Added and Revenue

Year 1: .01% of total Market = 2,750 subs, Revenue= $3,828,000
Year 2: 60% growth= 4,400 subs, Revenue= $7,104,900
Year 3: 40% growth= 6,160 subs, Revenue= $8,574,720

Important Disclosure. Due to the novelty of the product, the limited infrastructure and financial resources of both parties, competition from large global technology companies, as well as other factors both known and unknown, the distributor has taken a very conservative projection on sales and penetration of the large potential market. While these projections are believed to be conservative and the Distributor will undertake its best efforts to meet and exceed the above projections, the Distributor does not assure the sales figures above will be met, nor assume any financial liability or guarantee for any shortfall that may result for any reason.

Addendum

I. Additional users per Subscriber. Manufacturer and Distributor will offer Subscribers additional user profiles for added fees under both the Millennial and Uninsured plans.

   A. For the Millennial Market, the Manufacturer will charge $4.95 per month for each additional profile the Customer creates under their initial subscription. Of that fee, Manufacturer will receive $2.95 and Distributor $2.00.

   B. For the Uninsured Market, the Distributor will offer Customer the option to add ONE additional user to their account, which will include access to the 24/7 call center. The Subscriber will be billed an additional $40 per month on top of their Subscription of choice. Of that $40, Manufacturer will receive $25 and Distributor $15.